Exhibit 16.1

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 21, 2022 of SouthState Corporation and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ FORVIS, LLP (formerly, Dixon Hughes Goodman LLP)

Atlanta, Georgia

November 21, 2022